Exhibit 99.1

PRESS RELEASE

THE CHEESECAKE FACTORY RAISES $280,000 FOR CITY OF HOPE
The Cheesecake Factory Oscar & Evelyn Overton Charitable Foundation Hosts 4th Annual Invitational Charity Golf Tournament

FOR IMMEDIATE RELEASE	CONTACT: HOWARD GORDON
(818) 871-3014

          Calabasas Hills, CA – July 24, 2006 – The Cheesecake Factory Incorporated (Nasdaq: CAKE) today announced that its foundation raised a record $280,000 in net proceeds benefiting the City of Hope, an innovative biomedical research, treatment and educational institution dedicated to the prevention and cure of cancer and other life-threatening diseases.  The Cheesecake Factory Oscar & Evelyn Overton Charitable Foundation hosted its 4th Annual Invitational Charity Golf Tournament at the North Ranch Country Club in Westlake, California on June 26, 2006.  Since the inception of the annual event, total net proceeds of over $732,000 have been raised and donated to City of Hope in Duarte, California. For more information about City of Hope, visit www.coh.org.

          “Thanks go to all of our generous vendors and participants for contributing to such a worthy cause.  We are very pleased to present City of Hope with our largest donation to date,” said David Overton, Chairman and CEO of The Cheesecake Factory Incorporated.

About The Cheesecake Factory Incorporated

          The Cheesecake Factory Incorporated operates 107 upscale, casual dining restaurants under The Cheesecake Factory ® name that offer an extensive menu of more than 200 items with an average check of approximately $17.00.  The Company also operates two bakery production facilities that produce over 50 varieties of quality cheesecakes and other baked products for the Company’s restaurants and for other leading foodservice operators, retailers and distributors.  Additionally, the Company operates seven upscale, casual dining restaurants under the Grand Lux Cafe ® name; one self-service, limited menu “express” foodservice operation under The Cheesecake Factory Express® mark inside the DisneyQuest® family entertainment center in Orlando, Florida; and licenses two bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe â name. For more information about The Cheesecake Factory Incorporated, please visit thecheesecakefactory.com.

About The Cheesecake Factory Oscar & Evelyn Overton Charitable Foundation

          The Cheesecake Factory Oscar & Evelyn Overton Foundation was founded in 2001 as a channel for The Cheesecake Factory’s ongoing philanthropic efforts.  The foundation also provides the Company’s staff members with opportunities to collectively contribute time and money to their respective communities.

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The Cheesecake Factory Incorporated
26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100